Exhibit 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement is made and entered into as of the 14th day of April, 2011 (the “Effective Date”), by and between AMP ELECTRIC VEHICLES INC., a corporation incorporated under the laws of the State of Ohio, United States of America, with a registered office located at 4540 Alpine Avenue, Cincinnati, Ohio 45242, USA (hereinafter referred to as “AMP”), represented herein by Mr. James Taylor, Chief Executive Officer, and NORTHERN LIGHTS ENERGY ehf., a company incorporated and registered in Iceland, with a registered office located at Laekjargata 4, 101 Reykjavik, Iceland, on behalf of itself and its subsidiary EVEN hf. and/or one or more other affiliated entities specializing in selling AMP vehicles (hereinafter referred to as “NLE”), represented herein by Mr. Gisli Gislason, Chief Executive Officer.

RECITALS

A. AMP is involved in the development of advanced drive trains and battery management systems for electric vehicles, including, but not limited to (1) converting vehicles equipped with internal combustion engines into electric vehicles, (2) selling such converted vehicles under the AMP Brand (as defined herein), and (3) selling other goods and services for electric vehicles. AMP maintains a showroom and production facilities in Blue Ash, Ohio, USA.

B. NLE desires to obtain the exclusive right to promote, distribute, and sell AMP Products (as defined herein) in the Territory (as defined herein) and NLE has assured AMP that it possesses the necessary technical and commercial competence and the necessary human and financial resources to ensure efficient and timely performance of its contractual obligations hereunder.

C. AMP has offered to manufacture, assemble, produce, and sell AMP Products to NLE for distribution in the Territory, and NLE has agreed to distribute, sell, maintain, repair, and promote AMP Products in the Territory, all in accordance with the terms and conditions contained in this Agreement.

COVENANTS

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth in this Agreement, the Parties, desiring to be legally bound hereby, agree as follows:

1. DEFINITIONS. In addition to such other terms as are defined elsewhere in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to any Person (as hereinafter defined), any Person that controls, is controlled by, or is under common control with such Person, together with its and their respective partners, venturers, directors, officers, stockholders, agents, employees and spouses. A Person shall be presumed to have control when it owns at least fifty percent (50%) of the equity or beneficial interest of such entity, possesses the right to vote for or appoint a majority of the board of directors or other governing body of such entity, or possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract, or otherwise.

1.2 “Affiliated Persons” means the members, owners, partners, venturers, directors, officers, shareholders, agents, employees, or legal representatives of, or any other Person who acts on behalf of or in the interests of, NLE or any Affiliate of NLE, as applicable, with its apparent authority.

1.3 “Agreement” means this Agreement signed by and between the Parties.

1.4 “AMP Brand” means the brand name and identifier “AMP” owned and used by AMP.

1.5 “AMP Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by AMP or any of its Affiliates, or in any way relating to AMP Vehicles, AMP Products, the AMP Brand, Licensed Methods, or Trademarks.

1.6 “AMP Intellectual Property” means any Intellectual Property owned or controlled by AMP or any of its Affiliates, or in any way relating to AMP Vehicles, AMP Products, the AMP Brand, Licensed Methods, or Trademarks.

1.7 “AMP Products” means all AMP Vehicles offered for sale by AMP in the Territory, plus all options, parts, spares and any other products and services offered for sale by AMP in the Territory, but expressly excluding any products which NLE has declined to sell in accordance with the provisions of Section 8.9 hereof.

1.8 “AMP Vehicles” means (1) all current and future vehicles manufactured under the AMP Brand (or any successor brand) offered for sale by AMP and (2) all Converted NLE Vehicles.

1.9 “Applicable Laws” means any and all present or future federal, state, or local laws (including common law), statutes, ordinances, rules, regulations, orders, decrees, or requirements of any and all governmental or quasi-governmental authorities, including, but not limited to, any such governmental or quasi-governmental authorities in the USA or the Territory, having jurisdiction over any of the transactions contemplated by this Agreement. The term “Applicable Laws” also expressly includes, but is not limited to, any export or export controls laws of the USA, the United States Foreign Corrupt Practices Act (without regard to its jurisdictional limitations as amended from time to time), any anti-corruption or anti-bribery laws of the Territory, and any applicable anti-corruption or anti-bribery laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, all as amended from time to time.

1.10 “Brand Standards” means any corporate identity guidelines, marketing and promotions guidelines, brand manual, statement of brand standards, or any other or additional publication or announcement of similar effect promulgated from time to time by AMP relating to the use, display, protection, sales, service, marketing, or any other aspects of or relating to the AMP Brand, the AMP Products, the Trademarks, the Licensed Methods, or any other Intellectual Property Rights, together with any amendment or modification of or revision to the foregoing.

1.11 “Converted NLE Vehicles” means all current or future vehicles owned by NLE into which AMP Intellectual Property and/or AMP Products were incorporated by AMP at the request of NLE.

1.12 “Customer(s)” means the end user(s) within the Territory of any AMP Product.

1.13 “Government Entity” means a government or any department, agency or instrumentality thereof (including any company or other entity controlled by a government), a political party, or a public international organization.

1.14 “Government Official” means any officeholder, employee, or other official (including any immediate family member thereof) of a Government Entity, any person acting in an official capacity for a Government Entity, or any candidate for political office.

1.15 “Intellectual Property Rights” means (1) all rights, title, and interest under any statute or under common law including patent rights; copyrights including moral rights; and any similar rights in respect of Intellectual Property, anywhere in the world; (2) any licenses, permissions and grants in connection therewith; (3) any applications for any of the foregoing and the right to apply for them in any part of the world; (4) any right to obtain and hold appropriate registrations in Intellectual Property; (5) all extensions and renewals thereof; and (6) any causes of action in the past, present or future, related thereto including the rights to damages and profits, due or accrued, arising out of past, present or future infringements or violations thereof and the right to sue for and recover the same.

1.16 “Intellectual Property” means ideas, concepts, creations, discoveries, inventions, improvements, know how, trade or business secrets, trademarks, service marks, designs, utility models, tools, devices, models, methods, procedures, processes, systems, principles, algorithms, works of authorship, flowcharts, drawings, books, papers, models, sketches, formulas, teaching techniques, proprietary techniques, research projects, and other confidential and proprietary information, computer programming code, databases, software programs, instruction manuals, records, memoranda, notes, and user guides, in either printed or machine readable form, whether or not copyrightable or patentable, or any written or verbal instructions or comments

1.17 “Party” means a party to this Agreement, and “Parties” means AMP and NLE collectively. The term “Party” or “Parties” are to include their respective legal representatives and permitted assigns.

1.18 “Person” means an individual, partnership, limited liability company, association, company, corporation, or other entity.

1.19 “Quality Standards” means standards of display and promotion of the AMP Brand and AMP Products and standards of customer service and satisfaction as established by AMP from time to time, as intended by the EU “Block Exemption” regulations 1400/2002.

1.20 “Trademarks” means logos, trademarks, service marks, trade names, brand names, commercial symbols, designs, and other identifying characteristics and marks which are used or useful in connection with the manufacturing, production, sale, service, identification, marketing, and/or promotion of AMP Products and/or the AMP Brand, together with any suffix to, prefix to, or combination of any or all of the foregoing.

1.21 “Units” means AMP Vehicles.

1.22 “USA” means the United States of America.

2. APPOINTMENT OF DISTRIBUTOR; DUTIES.

2.1 Appointment. Subject to the terms and conditions of this Agreement, AMP hereby grants to NLE the exclusive right, subject to Section 2.6 below, to promote, market, distribute, and sell AMP Products in the Territory during the Term (as defined herein). NLE hereby accepts such exclusive appointment and agrees to use its best efforts to develop and promote the sale of AMP Products in the Territory during the Term, in accordance with the terms and conditions set forth in this Agreement.

2.2 Duties. NLE hereby agrees that, during the Term, it shall take all reasonably necessary actions and shall use its best efforts to promote the sale of AMP Products in the Territory and to develop a market demand for AMP Products in the Territory. In furtherance of its responsibilities hereunder, and in addition to any other duties and obligations set forth herein, throughout the term of this Agreement, NLE agrees to actively and diligently:

(a) promote the use of electric vehicles as a viable and sustainable means of transportation in the Territory and the development and maintenance of the necessary infrastructure within the Territory to enable electric vehicles to be a sustainable, long-term method of transportation in the Territory, including, but not limited to, through the creation and enactment of governmental tax incentives, subsidies, and other benefits for electric vehicles and the electric vehicle infrastructure;

(b) develop and maintain a sales and service network for AMP Products which is sufficient, in AMP’s reasonable judgment, to support and enhance the sale and service of AMP Products throughout the Territory to retail (i.e., individual consumers), business, fleet, institutional, and governmental customers;

(c) promote the sale of AMP Products throughout the Territory;

(d) promote the AMP Brand throughout the Territory;

(e) advertise AMP Products and the AMP Brand throughout the Territory in appropriate advertising media and in a manner ensuring proper and adequate publicity for AMP Products; and

(f) manage customer relationships and provide best in class after sales service to Customers of AMP Products in the Territory.

2.3 Own Account. NLE shall buy and sell AMP Products in its own name and for its own account. NLE is an independent contractor, and is not an employee, agent, joint venturer, or partner of AMP. NLE and its Affiliated Persons shall identify themselves as such, and shall make clear the limitations of their authority to any potential or actual Customers. NLE may not, in any manner, accept any obligation, incur any liability, promise any performance, or pledge any credit on behalf of, or for the account of, NLE.

2.4 Expenses. Except as expressly provided in this Agreement, any and all expenses and/or charges of any kind or nature connected with NLE’s performance or fulfillment of its obligations hereunder ors its activities pertaining to this Agreement shall be exclusively borne by NLE.

2.5 Exclusivity. AMP is granting NLE with exclusive rights, subject to Section 2.6 below, to sell AMP Products in the Territory in reliance upon NLE’s strict compliance with all of the terms and conditions of this Agreement including, but not limited to, its agreement to purchase AMP Products at the volumes and at the times set forth herein. NLE expressly understands and agrees that if, for any reason (other than Force Majeure) or for no reason, NLE does not fully and strictly comply with all of its obligations hereunder, AMP may, at its sole discretion, terminate NLE’s exclusivity and award non-exclusive rights to a new distributor in the Territory. Nothing contained in this Section 2.5 is intended to modify or affect, or shall be construed as modifying or affecting, AMP’s right to terminate this Agreement pursuant to Article 21 hereof.

2.6 Relationships with OEMs and Others. AMP has advised NLE that AMP is engaged in discussions with automobile manufacturers and other industrial and/or manufacturing companies (together, “OEMs”) concerning the incorporation of AMP Intellectual Property and/or AMP Products into the products of such OEMs, which products may or may not include references to the AMP Brand and/or the Trademarks (the “OEM Integrated Products”), and the promotion, marketing, distribution, and sale in the Territory of any OEM Integrated Products. NLE expressly understands and agrees that any OEM, or anyone acting by, through, under, on behalf of, or as an agent or representative of, such OEM (each, an “OEM Representative” and together, the “OEM Representatives”), may promote, market, distribute, and sell in the Territory any OEM Integrated Products through the established distribution networks of such OEM or any OEM Representative or through any one or more distribution network(s) to be established by such OEM or any OEM Representative (which distribution network(s), whether currently existing or to be established, may not necessarily include NLE). NLE understands and agrees that nothing contained in this Agreement is intended to or shall be construed to modify, affect, impair, condition, or limit in any way the right or ability of AMP, any OEM, or any OEM Representative to promote, market, distribute, and/or sell in the Territory any OEM Integrated Products. NLE further understands and agrees that it shall have no right to participate in, be compensated for, prevent, or condition the promotion, marketing, distribution, and/or sale in the Territory of any OEM Integrated Products.

3. TERRITORY.

3.1 Definition. The term “Territory” means only the country of Iceland.

3.2 Prohibition on Export. NLE shall utilize all commercially reasonable means to ensure that AMP Products acquired by any Customer from or through NLE are utilized solely within the Territory and are not exported, on a temporary or permanent basis, outside of the Territory without AMP’s prior written consent, which consent may be granted or denied in AMP’s sole discretion.

4. TERM. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through and including December 31, 2017 (unless terminated earlier as provided herein). This Agreement contemplates three (3) separate, although interrelated, phases, as more fully described in Articles 5 through 7 below. Except as otherwise expressly provided herein, the Parties’ respective rights, duties, obligations, and responsibilities under this Agreement shall apply to each such phase.

5. DEMONSTRATION PHASE.

5.1 Demonstration Phase Defined. The initial phase of this Agreement, referred to herein as the “Demonstration Phase,” shall commence on the Effective Date and shall continue for a period of six (6) months thereafter, unless extended in writing by the Parties.

5.2 Supply of Demonstration Vehicles. During the Demonstration Phase, AMP will provide NLE with two (2) AMP Vehicles for use by NLE in the Territory (each a “Demonstration Vehicle” and together, the “Demonstration Vehicles”). The Demonstration Vehicles shall be supplied subject to and expressly upon the Parties’ agreement to the following:

(a) Each Demonstration Vehicle shall be a vehicle model mutually agreeable to AMP and NLE, but otherwise shall be of AMP’s choosing.

(b) Each Demonstration Vehicle shall be provided to NLE and shall be made available to NLE at a staging area at or in the vicinity of Norfolk, Virginia to be selected by AMP. AMP shall be responsible for all shipping and freight costs to deliver each Demonstration Vehicle to such staging area. NLE shall take possession of each Demonstration Vehicle at such staging area and NLE shall be responsible for the exportation of each Demonstration Vehicle from the USA, the shipment of each Demonstration Vehicle to the Territory through whatever means and utilizing whatever carrier NLE may determine (subject to the approval of AMP, not to be unreasonably withheld), and the importation of each Demonstration Vehicle into the Territory, all at the sole cost and expense of NLE. NLE shall be solely responsible for compliance with all applicable export laws of the USA and all applicable import laws of the Territory with respect to each Demonstration Vehicle.

(c) Prior to the date on which the first of the Demonstration Vehicles is imported into the Territory, the Sales and Marketing Manager (as defined herein) and the Service Manager (as defined herein) shall have satisfactorily completed the initial training described in Section 10.1(a) below.

(d) Each Demonstration Vehicle shall be used solely for product testing by NLE and for display, demonstration, or other marketing purposes reasonably acceptable to AMP.

(e) NLE shall ensure that the odometer, emissions control equipment, and all other equipment of each Demonstration Vehicle shall not be tampered with, disconnected, modified, or otherwise interfered with.

(f) Each Demonstration Vehicle which is not a Converted NLE Vehicle shall be and remain the sole property of AMP and shall be returned to AMP immediately upon demand.

(g) Upon the demand of AMP, NLE shall, at NLE’s sole cost and expense, cause each Demonstration Vehicle which is not a Converted NLE Vehicle to be properly and expeditiously prepared for shipment and returned to AMP’s manufacturing facility in Blue Ash, Ohio, in the same condition as delivered to NLE, reasonable wear and tear excepted.

(h) NLE shall be solely responsible for all taxes, duties, assessments, and charges of any kind or nature imposed in the Territory or by any Government Entity of the Territory or any state, municipality, or political subdivision thereof, or in the USA or by any Government Entity of the USA or any state, municipality, or political subdivision thereof, as a result of or in connection with the exportation of the Demonstration Vehicles, or either of them, from the Territory, the importation of the Demonstration Vehicles, or either of them, into the USA, or the transportation or shipment of the Demonstration Vehicles, or either of them, to AMP’s manufacturing facility in Blue Ash, Ohio. NLE shall reimburse AMP on demand for any such taxes, duties, assessments, and charges which may be imposed upon AMP.

(i) Notwithstanding AMP’s continued ownership of those Demonstration Vehicles which are not Converted NLE Vehicles, NLE shall be solely responsible for the maintenance and repair of the Demonstration Vehicles.

(j) NLE shall procure, maintain, and provide evidence of, at all times commencing at the time each Demonstration Vehicle is made available to NLE at the staging area identified in Section 5.2(b) above through the date on which each such Demonstration Vehicle is returned to AMP’s manufacturing facility in Blue Ash, Ohio as set forth in Section 5.2(g) above, comprehensive, collision, casualty, and liability insurance covering the Demonstration Vehicles in such amounts as AMP may determine in its sole discretion, together with such other insurance coverages as AMP may reasonably determine. All such insurance shall (i) be issued by one or more insurance companies acceptable to AMP in its sole discretion, (ii) name AMP as an additional insured, (iii) be primary in coverage to any other insurance which may be available to AMP, and (iv) provide for a 30-day advance written notice to AMP of cancellation, termination, material change, or non-renewal.

(k) NLE shall be solely responsible for all taxes, duties, assessments, and charges of any kind or nature imposed in the Territory or by any Government Entity of the Territory or any state, municipality, or political subdivision thereof, or in the USA or by any Government Entity of the USA or any state, municipality, or political subdivision thereof, as a result of or in connection with the exportation of the Demonstration Vehicles, or either of them, from the USA, the importation of the Demonstration Vehicles, or either of them, into the Territory, and/or the use, ownership, and/or repair of the Demonstration Vehicles, or either of them, in the Territory. NLE shall reimburse AMP on demand for any such taxes, duties, assessments, and charges which may be imposed upon AMP.

5.3 Development of Market. Electrification of vehicles is not yet a mature industry and consumers have not yet fully adopted and accepted the use of electric vehicles as a viable means of transportation. The Parties therefore believe that significant public relations and marketing efforts must be undertaken to develop the electric vehicle market in the Territory. Accordingly, NLE agrees that, during the Demonstration Phase and continuing throughout the Development Phase, NLE shall use its best efforts develop and expand the electric vehicle market in the Territory and shall actively and diligently appoint and maintain experienced and competent public relations and advertising personnel and agencies to prepare market for AMP Products and to promote AMP Products and the AMP Brand within the Territory. NLE will explore using various media in its efforts to develop the market, including, but not limited to, the possibility of developing, in cooperation with AMP, a customized website and/or online experience to promote AMP Products and the AMP Brand within the Territory.

6. DEVELOPMENT PHASE.

6.1 Development Phase Defined. The second phase of this Agreement, referred to herein as the “Development Phase,” shall commence on a date mutually agreed by the Parties, but in no event later than October 1, 2011, and shall continue through and including December 31, 2012, unless extended in writing by the Parties. The Development Phase was determined in light of the time needed for the electric vehicle infrastructure within the Territory to be developed in a thoughtful and deliberative manner, and is intended to enable AMP’s manufacturing and production operations and NLE’s sales, service, and marketing operations each to be developed and expanded over a sufficient period of time so as not to unduly burden either NLE or AMP.

6.2 Supply of AMP Products during Development Phase. During the Development Phase:

(a) AMP shall sell to NLE, and NLE shall purchase from AMP, two hundred fifty (250) AMP Vehicles (the “Initial Inventory”). The Initial Inventory shall be comprised of one or more vehicle models mutually agreeable to AMP and NLE, and shall meet AMP’s product specifications existing on the date of manufacture and production, as set forth in technical specifications bulletins and notices published by AMP from time to time. Each Unit of the Initial Inventory shall be purchased pursuant to an order and delivery schedule to be agreed upon by the Parties and at a purchase price per Unit to be agreed upon by the Parties.

(b) NLE shall ensure that does not sell, lease, or otherwise make available for use by a Customer any Unit of the Initial Inventory unless and until there exists within the Territory both a sales and service network and the appropriate electric vehicle charging and support infrastructure sufficient for the proper use and service of each such Unit of the Initial Inventory in the Territory.

6.3 Servicing and Maintenance; Spare Parts. From and after the commencement of the Development Phase, and continuing thereafter throughout the Term, NLE shall be solely responsible for the servicing and maintenance of all AMP Products in the Territory. To ensure the prompt and correct service and maintenance of AMP Products, NLE shall purchase spare parts and special tools in the quantities and at the prices specified by AMP in writing from time to time.

7. SALES AND MARKETING PHASE.

7.1 Sales and Marketing Phase Defined. The third phase of this Agreement, referred to herein as the “Sales and Marketing Phase,” shall commence at the end of the Development Phase, as set forth in Article 6 above, and shall continue through and including December 31, 2017.

7.2 Business Plan.

(a) At or prior to the commencement of the Sales and Marketing Phase, NLE shall prepare and submit to AMP for its approval, which approval may be granted or withheld in AMP’s sole discretion, a business plan for the marketing, sales, and service of AMP Products within the Territory (the “Initial Business Plan”). The Initial Business Plan shall include such information as AMP may reasonably require but, at a minimum, shall contain a distribution, sales, marketing, and after sales plan outlining targets, strategies and plans for the following year. NLE shall promptly modify the Initial Business Plan in accordance with any objections AMP may have to the proposed Initial Business Plan. The Initial Business Plan and any other business plans submitted to AMP in accordance with this Agreement are referred to individually as a “Business Plan” and collectively as the “Business Plans.”

(b) NLE shall submit to AMP from time to time as requested by AMP, but no less frequently than annually, modifications and updates to the then current Business Plan, which periodic modifications and updates shall address such factors as AMP determines are material to NLE’s performance under this Agreement including, at a minimum, a distribution, sales, marketing, and after sales plan outlining targets, strategies, and plans for the following year.

(c) NLE shall meet with AMP on a regular basis throughout the Sales and Marketing Phase, but no less frequently than quarterly, to discuss NLE’s performance against the then current Business Plan and to develop any necessary or recommended action plans to address any deficiencies in NLE’s performance.

7.3 Sales, Service, and Marketing Infrastructure. The Parties intend, and NLE hereby covenants and agrees, that at all times throughout the Sales and Marketing Phase NLE shall devote to its activities under this Agreement sufficient assets and resources to effectively, ethically, and lawfully sell and promote the purchase and use of AMP Products by Customers in the Territory and to otherwise carry out its obligations hereunder. To satisfy this commitment, NLE agrees, at a minimum, to:

(a) appoint and maintain an experienced automotive team to execute the operations, sales, marketing and after sales for AMP Products, including an adequate staff of sales personnel who are fully trained and knowledgeable about AMP Products to support sales activities throughout the Territory and an adequate staff of trained engineers and service technicians to handle after sale services throughout the Territory;

(b) maintain an adequate selection and stock of AMP Products as is necessary to fulfill Customers’ demands and to ensure timely repair and/or replacement under warranty or non-warranty service;

(c) ensure that each Customer’s purchase and delivery experience is satisfactory;

(d) appoint and maintain experienced and competent public relations and advertising personnel and agencies to promote AMP Products and the AMP Brand throughout the Territory.

7.4 Supply of AMP Products during Sales and Marketing Phase. During the Sales and Marketing Phase:

(a) AMP shall sell to NLE, and NLE shall purchase from AMP, seven hundred fifty (750) AMP Vehicles, or such greater number of AMP Vehicles as the Parties may mutually agree (the “Subsequent Inventory”). The Subsequent Inventory shall be comprised of one or more vehicle models mutually agreeable to AMP and NLE, and shall meet AMP’s product specifications existing on the date of manufacture and production, as set forth in technical specifications bulletins and notices published by AMP from time to time. Each Unit of the Subsequent Inventory shall be purchased pursuant to an order and delivery schedule to be agreed upon by the Parties and at a purchase price per Unit to be agreed upon by the Parties, provided, however, that NLE shall submit binding orders for purchase and delivery of at least one hundred fifty (150) Units in each calendar year of the Sales and Marketing Phase.

(b) NLE shall ensure that does not sell, lease, or otherwise make available for use by a Customer any Unit of the Subsequent Inventory unless and until there exists within the Territory both a sales and service network and the appropriate electric vehicle charging and support infrastructure sufficient for the proper use and service of each such Unit of the Subsequent Inventory in the Territory.

8. SALE OF PRODUCTS; PRICING; TERMS OF SALE.

8.1 Terms and Conditions of Sale. AMP shall establish and communicate to NLE from time to time policies and procedures for the purchase and delivery of AMP Products, Terms of Sale Bulletins, required forms, payment terms, shipping terms, transfer pricing, price lists and product prices, terms and conditions of sale, and other information and requirements regarding the terms and conditions under which AMP Products will be sold to NLE (together, the “Terms and Conditions of Sale”). AMP has the right to change the Terms and Conditions of Sale by providing written notice of each such change to NLE, which written notice shall set forth an effective date for such change. Absent exigent circumstances, as determined by AMP in its reasonable judgment, in which case such change shall become effective immediately, AMP will provide NLE with at least fifteen (15) days’ prior notice of any such change. Notwithstanding the foregoing, all orders for AMP Products which were accepted and confirmed by AMP prior to any price change shall be invoiced at the prices prevailing at the time each such order was accepted, but shall otherwise be sold under and pursuant to the Terms and Conditions of Sale in effect on the date such AMP Products are delivered to NLE. In the event of any conflict or inconsistency between the provisions of the Terms and Conditions of Sale and the provisions of this Agreement, the Terms and Conditions of Sale shall govern and control.

8.2 Tentative Delivery Schedule. AMP shall communicate to NLE a tentative delivery schedule for AMP Products as soon as practicable after the execution and delivery of this Agreement, and shall update such delivery schedule as and when it changes. The Parties understand and agree that such tentative delivery schedule is simply an estimate by AMP, based on its assessment of numerous factors, of when AMP Products are likely to be available for purchase by NLE. In no event shall AMP be bound by such tentative delivery schedule or have any liability to NLE or other Persons is AMP Products are not available within the time frames set forth in such tentative delivery schedule.

8.3 Supply of Products; Estimated Delivery Date. NLE shall submit orders in accordance with the Terms and Conditions of Sale. AMP shall use commercially reasonable efforts to manufacture and supply AMP Products as and when NLE places an order therefor and such order is accepted by AMP, each in accordance with the Terms and Conditions of Sale. An estimated delivery date shall be stated in the purchase order confirmation issued by AMP and AMP shall use commercially reasonable efforts to deliver the AMP Products on such estimated delivery date. AMP will notify NLE of any delays to the estimated delivery date for any AMP Product as soon as practicable.

8.4 Compliance with Specifications. AMP Products sold to NLE hereunder shall be complete, in working order, and shall conform to AMP’s product specifications existing on the date of manufacture and production, as set forth in technical specifications bulletins and notices published by AMP from time to time.

8.5 Binding Orders. Except as otherwise provided in the Terms and Conditions of Sale, all purchase orders submitted by NLE in whatever form, including orders in electronic format, shall be binding on NLE and cannot be cancelled once the purchase order is confirmed by AMP.

8.6 Payment. NLE shall make payments for all AMP Products in accordance with the Terms and Conditions of Sale.

8.7 Delivery Terms. Except as otherwise set forth in the Terms and Conditions of Sale from time to time, all AMP Products shall be made available to NLE at a staging area at or in the vicinity of Norfolk, Virginia to be selected by AMP, or at such other location as AMP and NLE may agree. Title and risk of loss shall pass to NLE upon delivery of the AMP Products to such staging area(s). AMP shall be responsible for all shipping and freight costs to deliver AMP Products to such staging area(s). NLE shall take possession of AMP Products at such staging area(s) and NLE shall be responsible for the exportation of AMP Products from the USA, the shipment of AMP Products to the Territory through whatever means and utilizing whatever carrier(s) NLE may determine (subject to the approval of AMP, not to be unreasonably withheld), and the importation of AMP Products into the Territory, all at the sole cost and expense of NLE. NLE shall be solely responsible for compliance with all applicable export laws of the USA and all applicable import laws of the Territory with respect to all AMP Products.

8.8 Discontinuation of Supply. Nothing in this Agreement shall preclude AMP from discontinuing the sale in the Territory of any AMP Product which AMP reasonably concludes is no longer profitable or otherwise feasible for AMP to sell in the Territory, provided, in the absence of exigent circumstances, AMP shall give NLE at least ninety (90) days’ prior written notice of such discontinuation. AMP shall have no liability to NLE or any other Person in the event it discontinues the sale in the Territory of any AMP Product in accordance with this Section 8.8.

8.9 Additional Products. If AMP desires to sell an additional product in the Territory which are not then being sold in the Territory, AMP shall so advise NLE in writing, and NLE shall have thirty (30) days from the date of such notice to determine whether it wishes to sell such additional product (in which event such additional product shall be included within the term “AMP Product” hereunder). If NLE declines to sell such additional product in the Territory, such additional product shall not be included within the term “AMP Product” hereunder and AMP may distribute the additional product in the Territory itself or through another distributor, dealer, commission agent, or other distribution outlet.

9. CERTIFICATION; HOMOLOGATION. NLE shall be solely responsible for obtaining and satisfying, and shall use its best efforts to obtain and satisfy, any and all governmental approvals, licenses, permits, certifications, and/or other governmental and regulatory authorizations or requirements in the Territory necessary or desirable for the importation of all current or future AMP Products into the Territory or for the ownership, use, sales, and/or service of such AMP Products in the Territory, and all renewals thereof. NLE shall keep AMP fully informed of its efforts and activities in this regard and shall provide to AMP upon request such documentation and information regarding such efforts and activities as AMP may request. AMP will assist NLE in its efforts under this Article 8 by providing such technical documentation as may be reasonably required and by providing such additional assistance and cooperation as AMP believes appropriate under the circumstances.

10. TRAINING AND CERTIFICATION.

10.1 Initial Training Program.

(a) The Persons designated by NLE to assume primary responsibility for the management of the sales and marketing program for AMP Products (the “Sales and Marketing Manager”) and for servicing AMP Products (the “Service Manager”), are required to attend an initial training program to be conducted by AMP. Other employees of NLE may attend such initial training program with the consent and approval of AMP.

(b) The initial training program shall be conducted at a location or locations to be selected by AMP, but AMP will endeavor to conduct such training program at or near NLE´s facilities in Reykjavik, Iceland, at or near AMP’s manufacturing and production facilities in Blue Ash, Ohio, USA, or at or near such other facilities in the USA as may be utilized by AMP from time to time for the manufacture and/or production of AMP Vehicles.

(c) Participation in the initial training program shall be without charge of a tuition or fee by AMP, but NLE shall be responsible for any and all traveling expenses, living expenses, and other similar expenses incurred by AMP and its employees in connection with providing such initial training program if such training is provided at any location other than AMP’s facilities in Blue Ash, Ohio, USA. NLE also shall be responsible for any and all traveling expenses, living expenses, wages, and other charges incurred by NLE and its employees in connection with attendance at the initial training program. Training participants will not receive any compensation or reimbursements from AMP while attending the initial training program.

(d) The length of the initial training program shall be determined by AMP. AMP reserves the right to waive a portion of the training program or alter the training schedule, if in AMP’s sole discretion, AMP determines that the Sales and Marketing Manager or the Service Manager, as applicable, has sufficient prior experience or training in the field of study.

10.2 Certification of Technicians. Every technician who undertakes technical evaluation or service work on any AMP Product must be certified by AMP as an “AMP Certified Technician” prior to performing any such evaluation or service work. In addition, all AMP Certified Technicians must undertake additional and supplemental training at reasonable times and frequency as specified by AMP. Such additional training will be performed by an AMP Training Manager at NLE’s facilities in Reykjavik, Iceland or at another location mutually agreeable to AMP and NLE. NLE shall be responsible for any and all traveling expenses, living expenses, and other similar expenses incurred by AMP and its employees in connection with providing such additional and supplemental training if such training is provided at any location other than AMP’s facilities in Blue Ash, Ohio, USA. NLE also shall be responsible for any and all traveling expenses, living expenses, wages, and other charges incurred by NLE and its employees in connection with such certification or with such additional or supplemental training. Participants will not receive any compensation or reimbursements from AMP while attending any such certification or additional or supplemental training programs.

10.3 Additional Training. At the request of NLE, AMP will provide NLE with such additional training for NLE’s employees as NLE and AMP agree. Such additional training shall be conducted at a location or locations to be selected by AMP, but AMP will endeavor to conduct such training program at or near NLE’s facilities in Reykjavik, Iceland, at or near AMP’s manufacturing and production facilities in Blue Ash, Ohio, USA, or at or near such other facilities in the USA as may be utilized by AMP from time to time for the manufacture and/or production of AMP Vehicles. The length of such additional training and the number of personnel required to conduct such additional training shall be determined by AMP in its sole discretion. NLE shall pay AMP a reasonable fee, as determined by AMP, for providing such additional training. Furthermore, NLE shall be responsible for any and all traveling expenses, living expenses, and other similar expenses incurred by AMP and its employees in connection with providing such additional training if such training is provided at any location other than AMP’s facilities in Blue Ash, Ohio, USA. NLE also shall be responsible for any and all traveling expenses, living expenses, wages, and other charges incurred by NLE and its employees in connection with such additional training. Participants will not receive any compensation or reimbursements from AMP while attending any such additional training program.

11. PROVISION OF AMP TECHNICAL SUPPORT. AMP will at the request of NLE and subject to availability of staff, provide one or more AMP engineers or other technical personnel on a temporary basis to assist NLE with servicing and warranty repair of AMP Products. NLE shall be responsible for any and all traveling expenses, living expenses, and other similar expenses incurred by AMP and its employees in connection with providing such technical assistance. In addition, NLE shall pay AMP a reasonable fee, as determined by AMP, for providing such technical assistance.

12. WARRANTY AND SERVICE SUPPORT.

12.1 Warranty Policy. AMP shall offer a warranty on AMP Products in accordance with a warranty policy to be established by AMP, as such policy may be modified or amended from time to time (the “Warranty Policy”). At or prior to the commencement of the Development Phase, AMP shall provide NLE with a copy of its then existing Warranty Policy.

12.2 Modification of Warranty Policy; Effectiveness. AMP reserves the right, in its sole discretion, to modify or amend its Warranty Policy from time to time. Absent exigent circumstances, in which case the change to the Warranty Policy shall become effective immediately, AMP will provide NLE with at least fifteen (15) days’ prior notice of any modification or amendment to AMP’s Warranty Policy. The new Warranty Policy shall become effective as of the effective date specified in the modified or amended Warranty Policy.

12.3 Filing of Warranty Claims. Warranty claims shall be filed by NLE at the times and in the format and procedure set forth in the Warranty Policy.

13. NO TAMPERING. NLE shall not open or tamper any AMP Product or change the name or do such other things so as to alter AMP Products in any manner whatsoever. NLE will ensure that (a) all labels and other identifying characteristics, logos, or marks on AMP Products (including, but not limited to, any Trademarks) remain as existing at the time of NLE’s receipt of the AMP Product, (b) the same are not removed, altered, disguised, or covered up, (c) no other Person’s name, logo, mark, or other identifying characteristic is affixed on the any AMP Product so as to pass off such Product as products of the third party, and (d) no label and other identifying characteristic, logo, or mark of AMP (including, but not limited to, any Trademark) is affixed to anything which is not an AMP Product so as to pass off such other product as an AMP Product.

14. TRADEMARKS, TRADE NAMES AND PROPRIETARY INTERESTS.

14.1 Ownership.

(a) AMP is the owner of the Trademarks. Furthermore, AMP is developing methods for establishing and marketing AMP Products and the AMP Brand, together with a business format, systems, methods, procedures, designs, layouts, and specifications relating to the sales, service, marketing, and/or promotion of AMP Products and the AMP Brand (together, the “Licensed Methods”).

(b) NLE acknowledges, agrees, and covenants as follows:

(i) AMP or its Affiliates has the sole right to own, license and control NLE’s use of the “AMP Electric Vehicle” service mark, all other Trademarks, the Licensed Methods, and all other AMP Intellectual Property and AMP Intellectual Property Rights;

(ii) the Trademarks, the Licensed Methods, and all other AMP Intellectual Property and AMP Intellectual Property Rights shall be and remain the sole and exclusive property and under the sole and exclusive control of AMP or its Affiliates;

(iii) AMP or its Affiliates will own and control the distinctive plan for the marketing and sale of AMP Products and all related Licensed Methods, all of which will constitute confidential trade secrets of AMP;

(iv) AMP or its Affiliates will have valuable rights in and to all Trademarks, Licensed Methods, and all other AMP Intellectual Property and AMP Intellectual Property Rights, and NLE has not acquired, and will not acquire, any right, title or interest in the Trademarks, Licensed Methods, or other AMP Intellectual Property or AMP Intellectual Property Rights, except for the non-exclusive right to use the Trademarks and the Licensed Methods in the sales, service, marketing and/or promotion of AMP Products as granted in Section 14.2 below;

(v) NLE shall maintain the confidentiality of the Licensed Methods and the other AMP Intellectual Property and AMP Intellectual Property Rights in accordance with Article 22 below; and

(vi) all goodwill associated with NLE’s use of the Trademarks or the Licensed Methods shall accrue to AMP.

14.2 Grant of Non-exclusive License to Use. Subject to the provisions of this Article 14, AMP hereby grants to NLE the non-exclusive right and license to use in the Territory, only for so long as this Agreement is in force, the Trademarks and the Licensed Methods for the sole purpose of promoting and selling AMP Products and the AMP Brand in the Territory, and for no other purpose. NLE agrees to use the Trademarks and Licensed Methods, as they may be changed, improved, and further developed by AMP from time to time, only in the manner designated by AMP from time to time in the Brand Standards and only in accordance with the terms and conditions of this Agreement.

14.3 Use of Trademarks. NLE shall display the Trademarks prominently at its location and in connection with forms, advertising and marketing, all in a manner as AMP shall reasonably prescribe. Except as permitted in this Agreement, without the prior written consent of AMP, which consent may be granted or denied in AMP’s sole discretion, NLE shall not use any of the Trademarks as part of an electronic mail address or on any sites on the Internet nor shall NLE use or register any of the Trademarks as part of a domain name on the Internet or as part of NLE’s company name. AMP reserves the right to rescind its consent to NLE’s use of any of the Trademarks in the event this Agreement is terminated by either Party, and NLE agrees that it shall promptly and at its sole cost and expense take all necessary measures to remove and discontinue the use of any Trademarks, and to assign and transfer same to AMP.

14.4 Infringement. Should NLE become aware of any possible infringement of a Trademark or a Licensed Method or any use by others of a logo, trademark, service mark, trade name, brand name, commercial symbol, design, or other identifying characteristic or mark which is the same as or confusingly similar to any Trademark, NLE shall immediately notify AMP in writing of such possible infringement or use. NLE acknowledges that AMP shall have the right, in its sole discretion, to determine whether any action will be taken on account of any possible infringement or illegal use. AMP may commence or prosecute such action in AMP’s own name or the name of any Affiliate, and may join NLE as a party to the action if AMP determines it to be reasonably necessary for the continued protection and quality control of the Trademarks and Licensed Methods. AMP shall bear the reasonable cost of any such action, including attorneys’ fees. NLE agrees that it shall fully cooperate with AMP in any such litigation. AMP shall have no obligation to protect or defend NLE against claims of infringement or unfair competition with respect to NLE’s use of the Trademarks or Licensed Methods. Furthermore, NLE shall not settle any claim without the prior written consent of AMP, which consent may be granted or withheld in AMP’s sole discretion. NLE shall not will impugn, challenge, or assist in any challenge to the validity of any Trademark or Licensed Method, any registrations thereof, or the ownership thereof.

14.5 NLE Business Name and Domain Name. NLE acknowledges that AMP and Affiliates of AMP have a prior and superior claim to the “AMP” and “AMP Electric Car” trade names and trademarks. NLE agrees that it shall not use the word “AMP” or the term “AMP Electric Car” in the legal name of its company, partnership, or any other business entity used in conducting the business provided for in this Agreement or as part of any assumed or fictitious name adopted by it. Furthermore, NLE agrees that it shall not register or attempt to register a trade name or Internet domain name (with or without corresponding email addresses) using the word “AMP” or the term “AMP Electric Car” in NLE’s name or in the name of any other Person without the prior written consent of AMP, which consent may be granted or denied in AMP’s sole discretion. NLE shall not identify itself as being associated with AMP or any of its Affiliates in any manner other than as a distributor of AMP Products or a non-exclusive licensee of the right to use the Trademarks pursuant to this Agreement. NLE shall, in all premises, advertising, and promotion and promotional materials, display its business name only in obvious conjunction with the phrase “AMP - Authorized Dealer” or “AMP – Distributor” and strictly in accordance with the Brand Standards, or with such other words and in such other phrases so as to clearly and conspicuously identify itself as an independent owner of the distributorship.

14.6 Change of Trademarks and Licensed Methods. AMP may in its sole discretion, discontinue, change, modify or alter the Trademarks and the Licensed Methods by among other things, adopting or developing new trademarks, trade names, service marks, copyrighted materials, new products, new equipment, new signage or new operational techniques (“Alterations”). If AMP shall make any Alterations to the Trademarks or Licensed Methods, NLE shall, within a reasonable time after receipt of written notice of any such Alteration from AMP, not to exceed six (6) months, take such action, at NLE’s sole expense, as may be necessary to comply with such Alteration. NLE shall not unilaterally change, alter, or modify any of the Trademarks or Licensed Methods in any way without AMP’s prior written consent, which consent may be granted or denied in AMP’s sole discretion. NLE’s approved changes or improvements to the Licensed Methods or the Trademarks shall be and become the sole and exclusive property of AMP, subject to the non-exclusive license granted to NLE pursuant to Section 14.2 above, and shall inure to the exclusive benefit of AMP.

14.7 Creative Ownership. NLE hereby grants AMP a worldwide, irrevocable, royalty free license to use NLE’s branding strategy or any of NLE’s Intellectual Property, including any copyrightable materials, relating to AMP Products, the AMP Brand, and/or any of the Licensed Methods, it being expressly understood and agreed that NLE’s grant of such license shall not extend to NLE’s proprietary strategy or other proprietary intellectual property regarding implementation of NLE’s proprietary “EVEN” system in the Territory. NLE hereby assigns and will execute such additional assignments or documentation to effectuate the assignment of all Intellectual Property, inventions, copyrights and trade secrets developed by, on behalf of, at the direction of, or for the benefit of NLE, or any of its owners, officers, employees, contractors, or agents, in part or in whole in relation to AMP Products, the AMP Brand, and/or any of the Licensed Methods, during the Term, as AMP may deem necessary in order to enable it, at its expense, to apply for, prosecute and obtain and/or protect copyrights, patents or other proprietary rights in the Territory, the USA, or any other country. NLE shall promptly disclose to AMP all inventions, discoveries, improvements, creations, patents, copyrights, trademarks and confidential information relating to AMP Products, the AMP Brand, and/or any of the Licensed Methods which NLE or any of its owners, officers, employees, contractors, or agents has made or may make solely, jointly or commonly with others, and shall promptly create a written record of the same.

14.8 Protection of Trademarks and Licensed Methods. NLE agrees that it shall take any and all actions set forth as part of or contemplated by the Brand Standards to protect and defend the Trademarks and the Licensed Methods in the Territory. NLE further agrees to comply with the requirements of the Brand Standards, including such notice to AMP as may be set forth therein, with respect to any such actions. Notwithstanding NLE’s obligations to protect and defend the Trademarks and the Licensed Methods in the Territory, NLE understands and agrees that AMP may, in its sole discretion, with or without notice NLE, take such actions as AMP deems necessary or desirable to protect and defend the Trademarks and the Licensed Methods, whether in the Territory or elsewhere.

15. PRODUCT INFORMATION.

15.1 Operations Manual. AMP shall provide to NLE, either electronically or in such other manner as AMP shall determine, one or more manuals, technical bulletins, or other written materials covering certain standards, specifications, and operating and marketing procedures that AMP requires NLE to utilize in the sales, service, marketing, and/or promotion of AMP Products or the AMP Brand. AMP reserves the right to amend, modify, supplement, revise, or update any such manuals, technical bulletins, or other written materials from time to time as it deems necessary (all such manuals, technical bulletins, or other written materials, as amended, modified, supplemented, revised, or updated from time to time, are collectively referred to as the “Operations Manual”). NLE shall comply fully with the Operations Manual as an essential aspect of its obligations under this Agreement, and failure by NLE to comply with the Operations Manual shall be a breach of this Agreement.

15.2 Confidentiality of Operations Manual Contents. The Operations Manual is and shall remain the sole property of AMP and shall be used by NLE only during the Term and in strict accordance with the terms and conditions of this Agreement. NLE shall not duplicate the Operations Manual nor disclose its contents to Persons other than its employees or officers who have signed a confidentiality and noncompetition agreement in a form approved by AMP. NLE shall return the Operations Manual and all copies in whatever format to AMP upon the expiration, termination, or assignment of this Agreement.

15.3 Translation. NLE understands and agrees that the Operations Manual will be in English. NLE agrees that any costs associated with translating the Operations Manual into any other language for use in the Territory shall be borne solely by NLE.

15.4 Owner’s Guide. AMP shall provide an Owner’s Guide, Quick Start Guide, or similar operating manual with every AMP Vehicle (the “Owner’s Guide”). Each Owner’s Guide shall be produced in English at AMP’s sole cost and expense and shall be provided for each AMP Vehicle on or before delivery of such AMP Vehicle to the Customer. Any costs associated with translating any Owner’s Guide into any language other than English for use in the Territory shall be borne solely by NLE.

16. PRODUCT QUALITY IMPROVEMENT. NLE agrees to cooperate fully with AMP with respect to improving the quality of AMP Products and AMP’s production processes and methods. Accordingly, AMP shall accurately and completely document all defects, flaws, damages, or deviations from specifications of any AMP Product and submit to AMP a routine (or as needed) Product Quality Report in form and substance acceptable to AMP and on a frequency established by AMP. The Product Quality Report shall include (but not be limited to) Vehicle Identification Number (VIN), date of discovery, description of claim, and recommended remedy (if available).

17. QUALITY STANDARDS. NLE shall comply fully with AMP’s Quality Standards for the display and promotion of the AMP Brand and AMP Products and in the continuance of sales and after sales activities, in order to uphold a high level of customer service and satisfaction.

18. MARKETING AND PROMOTIONAL ACTIVITIES.

18.1 Compliance with Brand Standards. NLE acknowledges that marketing and promoting AMP Products in accordance with AMP’s standards and specifications, including, but not limited to, the Brand Standards, is an essential aspect of the Licensed Methods, and NLE agrees to comply with all advertising standards and specifications of AMP reflected in the Brand Standards. NLE shall display all required promotional materials, signs, point of purchase displays, and other marketing materials in its locations and in the manner prescribed by AMP in the Brand Standards. Consistent with the provisions of this Agreement, NLE is authorized to undertake marketing; advertising and public relations activities such as may be needed and planned by NLE in the Territory in accordance with the Brand Standards and as contemplated in the then current Business Plan, without advance approval from AMP.

18.2 Websites and Electronic Advertising.

(a) NLE shall not develop, create, distribute, disseminate or use any Internet advertising or website, or any multimedia, telecommunication, mass electronic mail, facsimile or audio/visual advertising or promotional or marketing materials directly or indirectly related to AMP Products, the AMP Brand, the Trademarks, or the Licensed Methods (“Electronic Advertising”), without AMP’s prior written consent, which consent may be granted or withheld in AMP’s sole discretion. AMP shall retain the exclusive right to develop and control the content of all Electronic Advertising for AMP Products and the AMP Brand. AMP reserves the right, upon thirty (30) days’ prior written notice, to require NLE to reasonably participate in any Electronic Advertising of AMP Products or the AMP Brand sponsored by AMP. If AMP permits NLE to develop any Electronic Advertising, NLE shall do so in strict compliance with AMP’s policies, rules, standards, and specifications regarding the creation, maintenance, use, and content of such Electronic Advertising as may be established by AMP from time to time, including any technical upgrades. AMP will endeavor to respond to any questions raised by NLE regarding such policies, rules, standards, and specifications within two (2) business days.

(b) AMP intends to develop a website designed to promote AMP Products. When such website is operational, AMP will provide NLE with access to such website, and NLE shall be able to use such website for promoting AMP Products in accordance with the Brand Standards.

18.3 Public Relations. In furtherance of its obligations under this Agreement, including, but not limited to, its obligations under Sections 2.2 and 6.1 above, NLE shall retain one or more public relations and/or advertising agencies on a retainer basis to work on (a) developing and expanding the electric vehicle market in the Territory and (b) marketing AMP Products and the AMP Brand within the Territory. NLE shall, and NLE shall cause its public relations and advertising agencies to, liaise, and cooperate with AMP and its public relations and advertising agencies, advisors, and managers to develop campaigns and share information with AMP and with other AMP distributors and business partners.

18.4 Promotional Materials. AMP shall provide NLE from time to time with such promotional and marketing materials as AMP may determine. All such promotional and marketing materials to be provided by AMP shall be distributed by AMP in such quantity and at such time or times as AMP may determine. Such materials may include, but not be limited to, updated product photos, brand logos, slogans, catalogues, and presentations. Photographs provided for marketing purposes shall be print quality and, to the greatest extent practicable, AMP will endeavor to use studio photographs without any city background or any other elements around the AMP Product which would materially interfere with their use in the Territory.

19. REPORTS AND AUDIT RIGHTS.

19.1 Required Systems and Reports. NLE shall establish and maintain, at its own expense, bookkeeping, accounting, and data processing systems sufficient to prepare and submit the reports called for herein. AMP shall have the right of access to all material data (including but not limited to customer name, address, contact details, vehicle VIN, and registration number) with respect to the sales of AMP Products. NLE will provide AMP with sales figures and other reports which have been agreed upon by the Parties, together with such additional information as AMP might reasonably request to affirm the accuracy and completeness of the information provided.

19.2 Financial Statements. Annually throughout the Term, on or before the sixtieth (60th) day following the expiration of NLE’s fiscal year, NLE will furnish to AMP NLE’s most recent audited annual financial statements for such year (including, without limitation, an income statement and balance sheet, together with any notes to them) or, if no such audited statements have been prepared, annual financial statements (and notes to them) prepared by NLE and signed by NLE’s chief financial officer; provided, that any and all such financial statements must be prepared in accordance with accounting principles customary in preparation of financial statements in automobile distribution, sales, service, and marketing businesses. NLE will, at reasonable times and following reasonable notice, discuss its financial statements with AMP.

19.3 Financial Records Use and Access. AMP reserves the right to disclose data derived from all financial and accounting reports received from NLE, without identifying NLE, except to the extent identification of NLE is required by law.

19.4 Verification. Each report and financial statement to be submitted to AMP pursuant to this Agreement shall be signed manually or electronically, as the case may be, and verified by NLE.

19.5 Books and Records. NLE shall maintain all books and records and shall prepare all financial information called for hereunder in accordance with sound accounting principles, consistently applied, and shall preserve these records for at least five years after the fiscal year to which they relate.

19.6 AMP Dealer Management System. AMP may develop an electronic reporting and data management system for use by its dealers and distributors (the “AMP Dealer Management System”). If and when the AMP Dealer Management System becomes operational, NLE agree to use such system.

19.7 Audit Rights. AMP shall have the right from time to time during the Term and for eighteen (18) months thereafter to audit the books, records, and processes of NLE to determine NLE’s compliance with the terms and conditions of this Agreement. Each such audit shall be conducted during normal business hours and at the sole cost and expense of AMP. NLE hereby covenants and agrees that it will cooperate fully with AMP in connection with each such audit and will provide AMP with full, complete, and unconditional access to its books and records in connection therewith.

20. TAXES, INSURANCE AND INDEMNITY.

20.1 Taxes. NLE shall be solely responsible for any taxes, duties, assessments, and charges that may be payable by AMP in the Territory in connection with any services or goods furnished by AMP to NLE under this Agreement. NLE shall reimburse AMP on demand for any such taxes, duties, assessments, and charges which may be imposed upon AMP.

20.2 Insurance Coverage. NLE shall procure, maintain, and provide evidence of products liability coverage with a limit of not less than Five Million United States Dollars (U.S. $5,000,000). In addition, NLE shall procure, maintain, and provide evidence of such other and additional insurance as AMP may require in its sole discretion, in such amounts as AMP may require, including, but not limited to, Commercial General Liability (including contractual liability) insurance. The insurance coverages required by this Section 20.2 shall be issued by one or more insurance companies acceptable to AMP in its sole discretion and shall name AMP as an additional insured and shall provide for a 30-day advance written notice to AMP of cancellation, termination, material modification, or non-renewal. AMP shall have the right upon 60 days’ prior written notice to NLE to revise the coverage limits and types of required insurance described in this Section 20.2. NLE’s purchase of any insurance, whether the insurance coverages required by this Section 20.2 or otherwise, or furnishing of certificate(s) of insurance coverage shall not release NLE from its obligations or liabilities under this Agreement.

20.3 Product Liability and Indemnity.

(a) NLE shall indemnify AMP, its Affiliates, and its and their respective officers, directors, agents, and employees against, and hold them harmless from, any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees) in connection with all claims, obligations and damages and any and all third party obligations incurred by AMP to the extent that they: (i) arise directly or indirectly out of or relate to NLE’s sales, service, marketing, and/or promotion of AMP Products and/or the AMP Brand in the Territory; (ii) arise directly or indirectly out of or relate to NLE's use of the Trademarks and/or the Licensed Methods in any manner not in accordance with the Brand Standards or this Agreement; or (iii) arise directly or indirectly out of or relate to any breach of this Agreement by NLE (together, the “Indemnified Claims”). For the purposes of clarification, NLE shall not be responsible for indemnifying AMP for any Indemnified Claim arising solely and directly out of (1) product liability claims arising out of defective parts supplied by AMP or due to a manufacturing defect in any AMP Product, or (2) arising as a result of the gross negligence or willful or wanton misconduct of AMP. To further clarify, product liability claims arising out of improper integration of additional accessories by NLE or improper servicing by NLE or other similar acts or omissions shall be indemnified by NLE.

(b) AMP shall be responsible for, and shall indemnify, defend, and hold harmless NLE from and against, all claims, obligations, and damages arising from any and all product liability claim involving AMP Products and arising solely and directly out of defective parts supplied by AMP or due to a manufacturing defect in any AMP Product. For purposes of this Agreement, claims means and include all obligations, actual damages and direct costs reasonably incurred in the defense of any claim, including, reasonable accountants’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. AMP shall have the right to defend any such claim against it. In no event shall either Party indemnify the other Party or be responsible, whether in contract, tort (including negligence) or otherwise, for any exemplary, indirect, incidental, special, remote, punitive, or consequential damages (including lost profit, loss of use, loss of data, procurement of substitute goods, cost of cover, or business interruption), or loss of profits arising out of or pertaining to this Agreement or any product, technology, or services provided hereunder.

20.4 Limitation of Liability. Notwithstanding anything contained herein, AMP’s aggregate liability to NLE or any third party for any damages arising from or under this Agreement shall not exceed the amount of payments received by AMP from NLE during the period of 3 months immediately preceding the date on which the cause of action, claim, or series of claims had arisen under this Agreement. Furthermore, in no event shall AMP be liable to NLE or any other Person, whether in contract, tort (including negligence), or otherwise, for any exemplary, indirect, incidental, special, remote, punitive, or consequential damages (including lost profit, loss of use, loss of data, cost of procurement of substitute goods, cost of cover, business interruption, or damages caused by delay in delivery or furnishing of any product or services hereunder even if notified in advance of such possibility), or loss of profits arising out of or pertaining to this Agreement.

21. DEFAULT AND REMEDIES; TERMINATION.

21.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(a) NLE fails to pay within ten (10) days of when due any amounts due or to become due under this Agreement.

(b) NLE fails to purchase AMP Products at the volumes and at the times set forth in Section 6.2(a) and Section 7.4(a) above.

(c) Either Party submits to the other Party any false or fraudulent reports or other statements or any false or fraudulent claims for refunds, credits, or reimbursement.

(d) There occurs any event with respect to which a Party is granted the right, in accordance with any provision of this Agreement, to terminate this Agreement.

(e) Either Party breaches or violates any provision of this Agreement and such breach or violation continues for a period of thirty (30) days after written notice thereof from the other Party. Notwithstanding the foregoing to the contrary, the provisions of this Section 21.1(e) shall not apply with respect to any breach or non-compliance for which a cure period (or no cure period) is specifically set forth in this Agreement or for which an Event of Default is otherwise provided under this Article 21.

(f) Either Party files a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency laws, or voluntarily takes advantage of any such laws by answer or otherwise, or dissolves or makes a general assignment for the benefit of creditors, or involuntary proceedings under any such laws for the dissolution of a Party are instituted, or a receiver or trustee is appointed for all or substantially all of a Party’s property or assets, and such involuntary proceedings are not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment.

21.2 Termination. If any Event of Default occurs, the non-defaulting Party shall have the right, at its election, at any time, to terminate this Agreement, effective at such time as may be specified by notice from the non-defaulting Party to the defaulting Party. In such event, the non-defaulting Party shall be entitled to exercise any remedies and collect any damages available to it at law or in equity. All remedies are cumulative and concurrent and no remedy is exclusive of any other remedy nor shall any remedy be exhausted by any exercise thereof. The prevailing party in any action relating to this Agreement shall be entitled to recover its attorneys’ fees and costs in bringing any such action.

21.3 Termination by Mutual Agreement. If both Parties mutually agree to terminate this Agreement, this Agreement shall be terminated as of the date to be mutually agreed by the Parties. In such event, in addition to compliance with the provisions of Section 21.4 below and with whatever other or additional terms the Parties may mutually agree, NLE shall continue to offer its services within the Territory on the terms and conditions stated in this Agreement for such additional period as may be needed for AMP to arrange alternative distribution arrangements for AMP Products in the Territory. Upon such termination, AMP shall use reasonable diligence to arrange such alternative distribution arrangements expeditiously. NLE shall extend all necessary cooperation to transition the distribution of AMP Products to the alternative established by AMP. The Parties anticipate that the additional period of cooperation and assistance to be provided by NLE until AMP is able to complete alternative distribution arrangements for AMP Products in the Territory should not exceed one (1) year from the date of termination of this Agreement.

21.4 Effects of Termination. In the event of termination of this Agreement for any reason, NLE shall immediately:

(a) cease to use in any way the Trademarks, the Licensed Methods, the AMP Intellectual Property, the AMP Intellectual Property Rights, and any proprietary or confidential information provided hereunder;

(b) cease and discontinue making any reference to its relationship with AMP;

(c) return to AMP, or at AMP’s direction, destroy, all the materials and documents provided to NLE under or pursuant to this Agreement which are then in NLE’s possession or control;

(d) sell to AMP, at AMP’s request and option, all of the AMP Products in good condition in NLE’s possession or control at the time of termination of this Agreement, at the same price at which they were acquired from AMP;

(e) transfer to AMP or to any Person designated by AMP, at AMP’s request and option, all unfilled orders for AMP Products;

(f) pay to AMP all amounts due and owing to AMP or to become due and owing to AMP under the terms of this Agreement, which amounts shall, regardless of any later due date contained in the Terms and Conditions of Sale or in any previously issued invoices, become due and payable immediately upon the date of termination of this Agreement;

(g) put AMP or to any Person designated by AMP in direct contact with all the Customers (including potential customers who have made inquiries about AMP Products) and ensure the smooth and professional transition of all customer relationships to AMP or its designee; and

(h) return and transfer to AMP or to any Person designated by AMP, or destroy, at AMP’s sole option, all materials and all copies thereof, in whatever media, then in NLE’s possession or control, containing any AMP Intellectual Property, Trademarks, and/or confidential or proprietary information of AMP.

21.5 Obligation to Pay. Termination of this Agreement shall not exempt or relieve either of the Parties from its obligation to pay the other Party any amounts due or to become due hereunder.

22. CONFIDENTIALITY.

22.1 Confidentiality. The Parties shall not at any time during the Term or for a period of five (5) years after the expiration or termination of this Agreement, divulge or allow to be divulged to any Person any confidential or proprietary information relating to AMP Products or to the business affairs of AMP or NLE, and shall ensure that all their employees, servants or agents do not divulge any such confidential or proprietary information in violation of this Article 22. No information shared or transmitted under or pursuant to this Agreement shall be deemed confidential or proprietary unless such information is clearly marked “Confidential” or “Proprietary.” At the request of either Party during the Term, the Parties shall enter into a mutually agreeable confidentiality agreement.

22.2 Exception. Notwithstanding anything in this Agreement to the contrary, the confidentiality provisions of this Article 22 shall not apply to information that (a) was already known to the receiving party prior to its delivery by the submitting party, (b) becomes known to the receiving party from an independent source having the right to disclose such information to the receiving party, (c) is or becomes public knowledge, unless due to the receiving party’s breach hereof, or (d) is required to be disclosed by law, legal process, rule, regulation or governmental authority.

23. EMPLOYMENT OF OTHER PARTY’S EMPLOYEES. Neither Party shall during the Term employ any Person who is then, or who in the previous six (6) months had been, in the employment of the other Party, except with the prior written consent of other such Party. Furthermore, neither Party shall for a period of two (2) years after the expiration or termination of this Agreement employ any Person who was in the employment of the other Party at or within six (6) months prior to the date of termination or expiration of this Agreement, except with the prior written consent of such other Party.

24. NON-ASSIGNMENT; INVOLVEMENT OF PRINCIPAL MANAGEMENT.

24.1 No Assignment without Consent. This Agreement shall not be assigned by NLE without the prior written consent of AMP, which consent may be granted or withheld in AMP’s sole discretion. Notwithstanding the foregoing, AMP agrees that it shall not unreasonably withhold its consent to an assignment of this Agreement by NLE to an Affiliate of NLE which complies with the following requirements:

(a) all amounts due and owing pursuant to this Agreement are current and no event of default or event which, with the giving of notice, the passage of time, or both, would constitute such an event of default exists hereunder;

(b) the proposed transferee and NLE enter into an Assignment and Assumption Agreement in form and substance satisfactory to AMP whereby the transferee assumes all of NLE’s rights, duties, and obligations under this Agreement;

(c) the proposed transferee shall have provided information to AMP sufficient for AMP to assess the proposed transferee's business experience and aptitude and financial capabilities, and AMP shall have ascertained that the proposed transferee possesses sufficient experience, aptitude, and resources to fulfill all of NLE’s obligations under this Agreement; and

(d) NLE shall remain jointly and severally liable with the transferee for all of NLE’s obligations under this Agreement.

24.2 Assignment Further Defined. For the purposes of this Agreement, the sale or transfer of all or more than fifty percent (50%) of (a) the ownership interest or control of NLE, or (b) the ownership interest or control of the parent entity of NLE, if any (whether such ownership interest is evidenced by stock, partnership, limited partnership, membership interest, or any other direct or indirect beneficial ownership interest or control) shall be treated as if such sale or transfer were, for all purposes, an assignment of this Agreement and shall be governed by the provisions of this Article 24.

24.3 Continued Involvement by Specified Managers. This Agreement is being entered into by AMP in reliance on (a) the qualifications, integrity, skills, reputation, and experience of certain specified members of the senior management of NLE identified in this Section 24.2 (the “Specified Managers”), (b) NLE’s assurance that each of the Specified Managers will provide personal services to NLE with respect to the transactions contemplated by this Agreement by exercising full managerial authority and control over all aspects of NLE’s business and affairs relating to the transactions contemplated by this Agreement, and (c) each Specified Manager’s continued day-to-day involvement with the management, business, and affairs of NLE throughout the Term. Accordingly, if at any time during the Term for any reason whatsoever, each of the Specified Managers is not involved substantially full time in the management, business, and affairs of NLE, AMP shall have the right to terminate this Agreement upon written notice to NLE. As used in this Section 24.3, the “Specified Managers” shall be Mr. Gisli Gislason, Mr. Sighvatur Larusson, and Mr. Sturla Sighvatsson.

25. COMPLIANCE WITH LAWS.

25.1 Compliance with Applicable Laws. NLE shall comply fully with all Applicable Laws at all times during the Term and shall cause each of its Affiliates and all of its and their Affiliated Persons to comply fully with all Applicable Laws at all times during the Term. Furthermore, neither NLE nor its Affiliates nor any of its or their Affiliated Persons shall take or refuse to take any actions or engage in any practices which could give rise to criminal liability of any kind or nature including, but not limited to, liability relating to fraud, embezzlement, insolvency crimes, antitrust or other crimes in violation of competition, or bribery, acceptance of bribes, or other corruption crimes. In the event of violation of the above, AMP has the right, without prior notice to NLE or providing NLE with any opportunity to cure, to terminate this Agreement and to immediately withdraw from or terminate all transactions and negotiations with NLE.

25.2 Representation Regarding Government Officials. NLE, on its own behalf and on behalf of its Affiliates and all of its or their Affiliated Persons hereby represents, warrants, and covenants that neither NLE nor any of its Affiliates nor any of its or their Affiliated Persons has offered, paid, given, or loaned, or promised to offer, pay, give, or loan, or will offer, pay, give, or loan or promise to offer, pay, give, or loan, directly or indirectly, money or any other thing of value to or for the benefit of any Government Official for the purposes of (a) influencing any act or decision of such Government Official in his/her official capacity, (b) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to use his/her influence with a Government Entity to affect or influence any act or decision of that Government Entity.

25.3 Permits and Licenses. NLE shall obtain and maintain at its own expense all permits, licenses, and other governmental authorizations or approvals required by Applicable Laws with respect to its performance under this Agreement.

26. DUE AUTHORITY.

26.1 AMP Representation. AMP represents and warrants that it (a) is a company duly organized, validly existing, and in good standing under the laws of the State of Ohio, USA, and (b) has and will continue to have throughout the Term the full power and authority to enter into this Agreement and perform its obligations hereunder.

26.2 NLE Representation. NLE represents and warrants that it (a) is a company duly organized, validly existing, and in good standing under the laws of Iceland, and (b) has and will continue to have throughout the Term the full power and authority to enter into this Agreement and perform its obligations hereunder.

27. FORCE MAJEURE. If either Party’s performance of any of its obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty, accident, strike or labor disputes, war or other violence, any law or regulation of any Government Entity, or other occurrences beyond the control of the Party affected, provided that such Party could not reasonably have foreseen such occurrence and could not reasonably have avoided or overcome it or its consequences (each such occurrence being hereinafter referred to as “Force Majeure”), then such Party shall be excused from such performance to the extent of such prevention, restriction and interference, provided, however, that such Party shall give prompt notice to the other Party of such Force Majeure, including a description, reasonably specifying the cause of non-performance hereunder. In the event that either Party’s performance of any of its obligations hereunder is delayed as a result of a Force Majeure, the term of this Agreement shall be extended by a period equal to the period of such delay provided, however, in case either Party is unable to perform any material obligation under this Agreement for a continuous period of one hundred eighty (180) days because of any Force Majeure, then the other Party shall have the right to terminate this Agreement (without prejudice to any rights such Party may have against the Party who has been unable to perform) effective thirty (30) days after the expiration of such one hundred eighty (180) day period.

28. MISCELLANEOUS.

28.1 Notices. All notices, demands requests, waivers, consents, approvals or other communications (each, a “Notice”) required or permitted to be given pursuant to this Agreement shall be in writing, and any and all Notices shall be deemed to have been duly delivered (a) upon delivery, if by hand; (b) as of the third (3rd) business day after delivery to Federal Express or other similar internationally recognized courier service, delivery charges prepaid; (c) as of the fifth (5th) business day after mailing by certified or registered mail, return receipt requested, postage prepaid, or (d) upon transmission, if sent electronically or by facsimile (provided that a confirmation copy is sent in the manner provided in clause (b) of this Section 28.1 within thirty-six (36) hours after such transmission), except that if a Notice is received electronically or by facsimile on a day which is not a business day at the place of receipt or after 5:00 p.m. (local time) on a business day at the place of receipt, it shall be effective as of the following business day. All Notices are to be given or made to the Parties at the following addresses:

If to AMP:

AMP Electric Vehicles Inc.
4540 Alpine Avenue
Cincinnati, Ohio 45242
USA
Attention: President
E-mail address: ________________
Facsimile number: ______________

with a copy to:

Lowe, Fell & Skogg, LLC
370 Seventeenth Street, Suite 4900
Denver, Colorado 80202
USA
Attn: Robert H. Patterson, Esq.
E-mail address: rpatterson@lfslaw.com
Facsimile number: 720.359.8201

If to NLE:

Northern Lights Energy ehf.
Laekjargata 4
101 Reykjavik
Iceland
Attn: Chief Executive Officer
E-mail address: nle@nle.is
Facsimile number: ______________

with a copy to:

Gislason Law Firm ehf.
Laufasvegur 69
101 Reykjavik
Iceland
Attn: Gisli Gislason
E-mail address: gisli@gislason.is
Facsimile number: ______________

Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 28.1.

28.2 Principal to Principal. The relationship between NLE and AMP shall be that of principal to principal and nothing in this Agreement shall be deemed to have created a joint venture or a partnership between the Parties to this Agreement and neither Party hereto will act as a representative or agent for the other Party and neither Party has the right or authority to assume or create obligations of any kind addressed to or intended for the other Party or to bind the other Party in any respect except as may be specifically provided in this Agreement.

28.3 Non-Waiver of Rights. The failure of any Party to enforce at any time the provisions hereof shall not be construed to be a waiver of any such provisions or a waiver of the right of such Party thereafter to enforce any such provisions. No waiver by a Party of any right hereunder shall be deemed a waiver of any other right.

28.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement, but the legality and enforceability of the remainder of this Agreement shall not be affected.

28.5 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, USA, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any action or proceedings by AMP against NLE may be brought by AMP in any court(s) having jurisdiction over NLE or, at AMP’s option, in the State or Federal courts located in the State of Michigan, USA, in which event NLE irrevocably consents to jurisdiction and service of process in accordance with applicable procedures. Any action or proceeding by NLE against AMP may be brought by NLE only in the State or Federal courts located in the State of Michigan, USA.

28.6 Entire Agreement. This Agreement and the schedules, exhibits and attachments hereto (a) contain the entire understanding of the parties relating to the subject matter of this Agreement, and (b) supersede all prior statements, representations, and agreements relating to the subject matter of this Agreement. The Parties represent and agree that, in entering into this Agreement, they have not relied upon any oral or written agreements, representations, statements, or promises, express or implied, not specifically set forth in this Agreement.

28.7 Amendments. No waiver, modification, amendment, or addition to this Agreement is effective unless evidenced by a written instrument signed by authorized representatives of the Parties, and each Party acknowledges that no individual will be authorized to orally waive, modify, amend, or expand this Agreement. The Parties expressly waive application of any law, statute, or judicial decision allowing oral modifications, amendments, or additions to this Agreement notwithstanding this express provision requiring a writing signed by the Parties.

28.8 Headings. The headings of Articles and Sections of this Agreement are for purposes of convenience and reference and shall not be construed as modifying the Articles or Sections in which they appear.

28.9 Interpretation. Each of AMP and NLE is a business entity having substantial experience with the subject matter of this Agreement, has been represented by legal counsel of its choosing and has been advised by its counsel as to its rights, duties, and relinquishments hereunder and under applicable law, and has fully participated in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any rule or principle providing that ambiguities in a document are to be construed against the drafter.

28.10 Expenses. AMP and NLE shall be responsible for their own costs and expenses in connection with the negotiation of and performance under this Agreement, including, but not limited to, attorneys’ fees.

28.11 Reasonableness. The Parties acknowledge and agree that the terms hereof are reasonable in light of existing economic conditions and are justified by reasonable business considerations.

28.12 Time of the Essence. Time is of the essence of this Agreement. The time frames and limitations set out and agreed to in this Agreement may be extended or shortened only by a written modification hereof executed by all Parties hereto.

28.13 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth in the introductory paragraph hereof.

NORTHERN LIGHTS ENERGY ehf., a company incorporated and registered in Iceland

By:	/s/ Gisli Gislason,
Gisli Gislason, Chief Executive Officer

AMP ELECTRIC VEHICLES, INC., a corporation incorporated under the laws of the State of Ohio, United States of America

By:	/s/ James Taylor
James Taylor, Chief Executive Officer